__________________________________________________________________________ The Historic Garnet Gold Mining District. Garnet, Montana.	Dr. James Sears

PRESS RELEASE - For immediate release.

March 5, 2010

The Grant Hartford Corporation (the Company) announces the appointment of Dr. James Sears to the Company's Board of Directors.

Eric Sauve, President and CEO for the Grant Hartford Corporation announced today that on March 3, 2010 Dr. James Sears, accepted the appointment to serve on the Company's Board of Directors. "We are thrilled to have someone with the knowledge and expertise such as Dr. Sears join our company. Jim will provide a great resource of knowledge and an understanding of the mineralized material bearing veins systems for the company to draw on as we move our business plan forward." said Eric Sauve, President and CEO for Grant Hartford. Dr. Sears' has unique experience with the Company's property in that he has mapped and studied the geology and mineralized material deposits of the Garnet Range and western Montana since joining the University of Montana in 1982. Recently he completed a comprehensive report on the mineralized material bearing zones located in Grant Hartford's mining claims, as well as the Garnet and Coloma mining districts, which will assist the Company in defining drill targets for the 2010 drill season. To view Dr. Sears report, go to www.granthartford.com and click on the Sears Report on the homepage.

Dr. Sears received his PhD from the Department of Geology and Geophysics at Queen's University, Canada in 1979. He earned his MS Degree in Geology from the University of Wyoming in 1973, and his BS in Geology from Northern Arizona University in 1971. He taught at Auburn University in Alabama for 4 years, and has taught for the past 28 years in the Department of Geosciences at the University of Montana, where he holds the rank of Full Professor.

Dr. Sears specializes in structural geology, regional field geology, ore deposits, tectonics and has published some 250 professional works, including research papers in international geological journals. He has worked throughout the Rocky Mountains in Canada and the United States as well as in the Appalachians, Russia and Australia. He was elected as a Fellow of the Geological Society of America and in 2008 received the Distinguished Scholar Award from the University of Montana. Dr. Sears lives in Missoula, Montana with his wife Debra where they are raising their 6 children.

About the Company:

The Grant Hartford Corporation has acquired an exclusive option to purchase the mineral rights from Commonwealth Resources, LLC., to 23 patented and 122 unpatented mineral claims covering 2,000 acres within the Historic Garnet Gold Mining District, which is located 50 miles east of Missoula, Montana. Grant Hartford has offices in Missoula, Montana and Denver, Colorado.

Contact information:

Grant Hartford Corporation, 619 SW Higgins, Suite O, Missoula, Montana 59803.
Contact Eric Sauve, President/CEO, 303 506-6822, sauve@granthartford.com

Forward-looking statements:

This press release consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise.

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